Exhibit 3.3

CERTIFICATE OF FORMATION

OF

PAA GP HOLDINGS LLC

This Certificate of Formation, dated July 17, 2013, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.

1.                                      Name.  The name of the Company is “PAA GP Holdings LLC”.

2.                                      Registered Office; Registered Agent.  The address of the registered office required to be maintained by Section 18-104 of the Act is:

c/o Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware  19808

The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware  19808

EXECUTED as of the date written first above.

By:	/s/ Ann F. Gullion
Name: Ann F. Gullion
Authorized Person